Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

AMERGENT HOSPITALITY GROUP INC.

(Pursuant to Section 102 of the Delaware General Corporation Law)

FIRST:	The name of this Corporation: Amergent Hospitality Group Inc.

SECOND:

The address of its registered office in the State of Delaware is 1013 Centre Road, Suite 403-B, Wilmington, DE 19805 in the County of New Castle.

The name of its registered agent at such address is Vcorp Services, LLC.

THIRD:	The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH:

This Corporation is authorized to issue two classes of shares designated respectively “common stock” and “preferred stock”. The number of authorized shares of common stock is fifty million (50,000,000) and the number of authorized shares of preferred stock is five hundred thousand (500,000).

The preferred shares may be issued from time to time in one or more series. The Board of Directors is authorized to fix the number of shares of any series of preferred stock and to determine the designation of any such series. The Board of Directors is also authorized to determine or alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of preferred stock, and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.

FIFTH:	The liability of directors of this Corporation for monetary damages shall be eliminated to the fullest extent permissible under Delaware law.

SIXTH:	The Corporation is authorized to indemnify its agents to the fullest extent permissible under Delaware law.

SEVENTH:	Any amendment, repeal or modification of the foregoing provisions of Articles FIFTH or SIXTH by the shareholders of the Corporation shall not adversely affect any right or protection of an agent of the Corporation existing at the time of such amendment, repeal or modification.

EIGHTH:	The name and mailing address of the incorporator is Michael D. Pruitt, 621 Little Avenue, Suite 414, Charlotte, North Carolina 28226.

I, THE UNDERSIGNED, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this February 18, 2020.

Michael D. Pruitt
Incorporator